Exhibit 99.1

News Release

Novelis Reports First Quarter of Fiscal Year 2014 Results
Excellent Execution on Global Strategic Expansions

•	Net Income, Excluding Certain Items, of $21 million

•	Adjusted EBITDA of $204 million

•	Solid Liquidity of $730 million

•	Began Commissioning Korean Rolling and North American Auto Finishing Expansions

ATLANTA, August 12, 2013– Novelis, the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $14 million for the first quarter of fiscal 2014. Excluding certain tax-effected items, net income for first quarter of fiscal 2014 was $21 million.
Adjusted EBITDA for the first quarter of fiscal 2014 was $204 million, compared to $259 million reported for the same period a year ago. This quarter's results included a non-recurring $14 million amendment to the Company's employee Long-Term Incentive Plan. In addition, Novelis faced continued pricing headwinds and softer than expected demand for beverage can sheet partially driven by unfavorable weather conditions.
“Despite the challenges we faced in the first quarter, we maintained financial discipline through good cost control and will continue this focus on cost containment going forward,” commented Phil Martens, President and Chief Executive Officer for Novelis. “In addition, our global strategic expansions and favorable demand trends supported by the 2014 World Cup in Brazil and automotive material substitution towards aluminum sheet will also help drive our business forward in the second half of this fiscal year.”
Shipments of aluminum rolled products totaled 708 kilotonnes for the first quarter of fiscal 2014, down two percent compared to shipments of 722 kilotonnes for the same period last year.
Net sales for the first quarter of fiscal 2014 were $2.4 billion compared to $2.6 billion reported for the first quarter of fiscal 2013. This decrease was primarily due to a seven percent decline in average aluminum prices, lower shipments, and lower conversion premiums.
Fiscal 2014 is a transitional year for Novelis as it begins the commissioning process of several strategic global expansions to support future demand for premium products in can, automotive and specialty markets.

•
In July, the Company began the commissioning process at both its new hot and cold mills in Korea. This largely completes the $400 million investment in Korea to add approximately 350 kilotonnes of incremental rolling capacity, and 265 kilotonnes of recycling capacity that came online late last year.

•
Novelis also began the commissioning process at its two new automotive finishing lines in North America last month. The commissioning process for this approximately 240 kilotonne expansion will ramp up through the remainder of this fiscal year.

•	In addition, the Company's rolling expansion in Brazil continues to successfully accelerate production as expected with customer qualification largely complete.

(in $M)	Q1FY14	Q4FY13
	6/30/2013	3/31/2013
Cash and cash equivalents	$249	$301
Availability under Committed Revolving Facilities	481	459
Total Liquidity	$730	$760

(in $M)	Q1FY14	Q1FY13
	6/30/2013	6/30/2012
Free Cash Flow	$(289)	$(169)
CapEx	181	167
Free Cash Flow before CapEx	$(108)	$(2)

For the first quarter of fiscal 2014, Novelis reported solid liquidity of $730 million. Free cash flow was a negative $289 million for the first quarter of fiscal 2014 and capital expenditures totaled $181 million. “As expected, we had negative cash flow in our first quarter primarily as a result of continued investment in our strategic expansions and $107 million in semi-annual bond interest payments,” said Steve Fisher, Chief Financial Officer for Novelis. “We've made good progress reducing inventory levels at the end of the first quarter and are continuing to drive working capital efficiencies and take other actions to improve free cash flow going forward.”

First Quarter of Fiscal 2014 Earnings Conference Call
Novelis will discuss its first quarter of fiscal 2014 results via a live webcast and conference call for investors at 9:00 a.m. ET on Monday, August 12, 2013. Participants may access the webcast at
https://cc.callinfo.com/r/1jxqqr14iriat&eom. To join by telephone, dial toll-free in North America at 800 771 6871, India toll-free at 0008001007108 or the international toll line at +1 212 231 2933. Access information may also be found at www.novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 9 countries, had approximately 11,000 employees and reported revenue of $9.8 billion for its 2013 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia's largest integrated producers of aluminum and a leading copper producer.  Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com and follow us on Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Net Income excluding Certain Items, Reconciliation to Adjusted EBITDA and Free Cash Flow.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  An example of forward looking statements in this new release is our expectation for favorable demand trends to help drive the business. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; our indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Megan Cochard
+1 404 760 4120	+1 404 760 4170
charles.belbin@novelis.com	megan.cochard@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Quarter Ended
	June 30,
	2013	2012

Net sales	$2,408	$2,550
Cost of goods sold (exclusive of depreciation and amortization)	2,105	2,202
Selling, general and administrative expenses	120	102
Depreciation and amortization	77	73
Research and development expenses	10	12
Interest expense and amortization of debt issuance costs	76	74
Gain on assets held for sale	—	(5)
Restructuring charges, net	9	5
Equity in net loss of non-consolidated affiliates	4	2
Other income, net	(10)	(27)
	2,391	2,438
Income before income taxes	17	112
Income tax provision	3	21
Net income	14	91
Net income attributable to noncontrolling interests	—	—
Net income attributable to our common shareholder	$14	$91

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except number of shares)

	June 30,	March 31,
	2013	2013
ASSETS
Current assets
Cash and cash equivalents	$249	$301
Accounts receivable, net
— third parties (net of allowances of $3 as of June 30, 2013 and $3 as of March 31, 2013)	1,477	1,447
— related parties	45	38
Inventories	1,147	1,168
Prepaid expenses and other current assets	103	93
Fair value of derivative instruments	96	109
Deferred income tax assets	132	112
Assets held for sale	9	9
Total current assets	3,258	3,277
Property, plant and equipment, net	3,201	3,104
Goodwill	611	611
Intangible assets, net	642	649
Investment in and advances to non–consolidated affiliates	633	627
Fair value of derivative instruments, net of current portion	1	1
Deferred income tax assets	46	75
Other long–term assets
— third parties	166	165
— related parties	13	13
Total assets	$8,571	$8,522
LIABILITIES AND EQUITY
Current liabilities
Current portion of long–term debt	$30	$30
Short–term borrowings	719	468
Accounts payable
— third parties	1,062	1,207
— related parties	50	47
Fair value of derivative instruments	117	74
Accrued expenses and other current liabilities	508	497
Deferred income tax liabilities	22	28
Liabilities held for sale	1	1
Total current liabilities	2,509	2,352
Long–term debt, net of current portion	4,423	4,434
Deferred income tax liabilities	423	504
Accrued postretirement benefits	738	731
Other long–term liabilities	268	262
Total liabilities	8,361	8,283
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of June 30, 2013 and March 31, 2013	—	—
Additional paid–in capital	1,654	1,654
Accumulated deficit	(1,163)	(1,177)
Accumulated other comprehensive loss	(310)	(268)
Total equity of our common shareholder	181	209
Noncontrolling interests	29	30
Total equity	210	239
Total liabilities and equity	$8,571	$8,522

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)

	Three Months Ended June 30,
	2013	2012
OPERATING ACTIVITIES
Net income	$14	$91
Adjustments to determine net cash used in operating activities:
Depreciation and amortization	77	73
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	23	(16)
Gain on assets held for sale	—	(5)
Deferred income taxes	(76)	(16)
Amortization of fair value adjustments, net	3	6
Equity in net loss of non–consolidated affiliates	4	2
Gain on foreign exchange remeasurement of debt	(2)	(7)
Loss (gain) on sale of assets	1	(2)
Amortization of debt issuance costs and carrying value adjustments	6	6
Other, net	(1)	1
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from acquisitions and divestitures):
Accounts receivable	(29)	16
Inventories	12	(75)
Accounts payable	(149)	19
Other current assets	3	(31)
Other current liabilities	13	(54)
Other noncurrent assets	2	(2)
Other noncurrent liabilities	(3)	(11)
Net cash used in operating activities	(102)	(5)
INVESTING ACTIVITIES
Capital expenditures	(181)	(167)
Proceeds from sales of assets, third party, net	—	10
Proceeds from sale of assets, related party, net	—	2
Proceeds from related party loans receivable, net	—	2
Proceeds (outflow) from settlement of other undesignated derivative instruments, net	(6)	1
Net cash used in investing activities	(187)	(152)
FINANCING ACTIVITIES
Proceeds from issuance of debt	42	12
Principal payments	(17)	(5)
Short–term borrowings, net	219	92
Dividends, noncontrolling interest	—	(1)
Debt issuance costs	(7)	—
Net cash provided by financing activities	237	98
Net decrease in cash and cash equivalents	(52)	(59)
Effect of exchange rate changes on cash	—	5
Cash and cash equivalents — beginning of period	301	317
Cash and cash equivalents — end of period	$249	$263

Reconciliation from Net Income Attributable to our Common Shareholder to Adjusted EBITDA

Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Quarter Ended
(in millions)	June 30,
	2013	2012
Net income attributable to our common shareholder	$14	$91
Income tax provision	(3)	(21)
Interest, net	(75)	(73)
Depreciation and amortization	(77)	(73)
EBITDA	169	258

Unrealized gain (loss) on derivatives	(12)	13
Realized gain on derivative instruments not included in segment income	2	2
Proportional consolidation	(11)	(11)
Gain on assets held for sale	—	5
Restructuring charges, net	(9)	(5)
Other income, net	(5)	(5)
Adjusted EBITDA	$204	$259

The following table shows the “Free cash flow” for the three months ended June 30, 2013 and 2012 and the ending balances of cash and cash equivalents (in millions).

	Quarter Ended June 30,
	2013	2012
Net cash used in operating activities	$(102)	$(5)
Net cash used in investing activities	(187)	(152)
Less: Proceeds from sales of assets	—	(12)
Free cash flow	$(289)	$(169)
Ending cash and cash equivalents	$249	263

The following table shows Net Income attributable to our common shareholder excluding Certain Items for the three months ended June 30, 2013 and 2012 (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Quarter ended June 30,
	2013	2012

Net Income	$14	$91
Certain Items:
Gain on assets held for sale	—	(5)
Restructuring charges	9	5
Tax effect on Certain Items	(2)	—
Net Income, excluding Certain Items	$21	$91